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                                 EXHIBIT 10.1(a)

                        ASSET PURCHASE AND SALE AGREEMENT


       THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") made this 27th day of February 1997, by and between Rustic Crafts Co., Inc., a corporation organized and existing under the laws of Pennsylvania, with offices at 315 Cherry Street, Scranton, Pennsylvania 18505 (the "Seller"), Ralph J. Lomma, Joyce J. Lomma, and Anthony C. Lomma, present or former shareholders of Seller, Lomma Enterprises, Inc., a Pennsylvania corporation with offices at 1120 South Washington Avenue, Scranton, Pennsylvania 18505 ("LEI"), and Regency Affiliates, Inc., a corporation organized and existing under the laws of Delaware with offices at 10 Winged Foot Drive, Novato, California 94949 ("Purchaser"). Ralph
J. Lomma, Joyce J. Lomma, and Anthony C. Lomma are sometimes referred to individually as "Shareholder" and collectively as "the Shareholders".

                              W I T N E S S E T H:
                              - - - - - - - - - -

       WHEREAS, Seller is engaged in the business of manufacturing and selling decorative fireplaces intended for use without a chimney in offices and residences, and the manufacture and/or sale of equipment and supplies related to such fireplaces (collectively the "Business"); and

       WHEREAS, Seller is willing to sell to Purchaser and Purchaser is willing to buy from Seller, and assume, upon the terms and conditions hereinafter set forth, substantially all of the assets, liabilities, and business of Seller, as more fully set forth in this Agreement; and

       WHEREAS, the Shareholders are or were collectively the owners of all of the outstanding shares of Seller, and have joined this Agreement for the purpose of making

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certain representations and warranties to Purchaser, and for the purpose of entering into certain undertakings with Purchaser as hereinafter provided; and

       WHEREAS, the Shareholders have previously transferred their shares of the Seller to LEI, or will transfer such shares to LEI prior to the Closing Date hereof, and LEI has therefore joined this Agreement for the purpose of making certain representations and warranties to Purchaser, and for the purpose of entering into certain undertakings with Purchaser as hereinafter provided;

       NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.     SALE OF ASSETS

       Upon the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date (as hereinafter defined), convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in all of the assets of Seller, whether constituting real or personal, tangible or intangible property, and whether or not in the possession or control of Seller, including without limitation the following (hereinafter collectively referred to as the "Assets"), except for any such assets which constitute "Excluded Property" as hereinafter defined:

       (a) The goodwill and any and all slogans, trademarks, or trade names used by Seller in connection with the Business, including but not limited to the names listed in Schedule 1(a) annexed hereto, and all customer lists, books, records and correspondence relating to the present and former customers of the Business (such customers hereinafter sometimes referred to as the "Customers").



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       (b) All files, papers, books, records, sales and advertising materials and records, technical and user manuals, sales and purchase correspondence, permits, licenses, certificates of any governmental body and quotations affecting or pertaining to the Business, including but not limited to employee records of Seller.

       (c) All right, title and interest of the Seller in any licenses and commercially practiced patents, copyrights, trademarks, trademark registration applications (including all reissues, divisions, continuations and extensions thereof), patent applications and patent disclosures docketed, if any, relating to the Business.

       (d) All right, title and interest of the Seller to all intellectual property rights and proprietary expertise, including, without limitation, proprietary information, technical and technological data, know-how, processes, invention conception memoranda, manufacturing and engineering data, computer programs, and trade secrets, relating to the Business.

       (e) All permits, authorizations, approvals or indicia of authority to conduct the Business which were issued by any local, state, federal or foreign governmental agency.

       (f) All right, title and interest of Seller to the purchase orders and sales or purchase commitments of Seller relating to the Business, a true and correct list of which is attached as Schedule 1(f) hereto, and Seller's rights in any other contracts intended to be assumed by Purchaser hereunder, which contracts are all listed and briefly described in Schedule 1(f) hereto (such purchase orders and sales or purchase commitments and other agreements hereinafter collectively referred to as the "Assumed Contracts").

       (g) All right, title and interest of Seller to its vehicles, machinery, tools, equipment, furniture, office equipment, leasehold improvements, and fixtures wherever located (hereinafter collectively referred to as the "Tangible Property"), including, without limitation,

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those items listed on Schedule 1(g) hereto. Not included in "Tangible Property"
are leasehold improvements and fixtures of such a type as are ordinarily considered to remain with the premises upon the expiration of a lease, such as electrical, plumbing, and heating and air conditioning systems, all of which Seller has indicated are the property of its landlord and not the property of Seller.

       (h) All right, title and interest of Seller to its inventory existing as of the close of business on the day before the Closing Date, including without limitation inventory of spare parts for machinery and equipment, inventory of purchased materials for use in assembling its products, inventory of finished goods and work-in-process (hereinafter collectively referred to as the "Inventory").

       (i) All right, title and interest of Seller to its trade and other accounts receivable, including unbilled receivables, existing as of the close of business on the day before the Closing Date (hereinafter collectively referred to as the "Receivables"), an up-to-date listing of which will be provided to Purchaser on the Closing Date.

       (j) All right, title and interest of Seller to its prepaid expenses, except for any such items not usable by Purchaser after the Closing Date (i.e., prepaid taxes, prepaid expenses relating to employee benefit plans).

       (k) All right, title and interest of Seller to its cash-on-hand and marketable securities existing as of the close of business on the day before the Closing Date whether or not held in one or more accounts with financial institutions on such date, including any petty cash on hand and any undeposited payments from customers.

       Specifically excluded from the definition of "Assets" for purposes of this Section 1 are Seller's prepaid or deferred taxes, and ____________________("Excluded Assets").



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II.    PURCHASE PRICE FOR THE ASSETS

       Purchaser shall pay to Seller for the Assets a purchase price (the "Purchase Price") equal to the sum of One Million One Hundred Sixty Thousand Dollars ($1,160,000), payable as provided in Section 3 hereof.

III.   PAYMENT OF PURCHASE PRICE

       Purchaser shall pay the Purchase Price as follows:

       (a) On the Closing Date, Purchaser shall issue to Seller one hundred thousand (100,000) shares of Purchaser's no par value common stock, such shares having previously been valued by Purchaser's Board of Directors at $.60 per share, or a total of $60,000.

       (b) On the Closing Date, the sum of One Million, One Hundred Thousand Dollars ($1,100,000) shall be paid to Seller by bank check or wire transfer of funds.

       (c) For purposes of this Agreement, the Purchase Price shall be allocated to the respective assets and liabilities of Seller which are either purchased or assumed by Purchaser at the Closing Date, in such reasonable manner as shall be determined for the purpose by Purchaser and Seller. The parties agree to use the resulting allocation for purposes of filing their local, state and federal income tax returns.

       (d) Except for Seller's Trade Accounts Payable as of the close of business on the day before the Closing Date (the "Accounts Payable"), and the total owing by Seller as of the close of business on the day before the Closing Date under its line of credit and other bank debts (hereinafter referred to as the "Bank Debt"), and any additional liabilities and obligations listed on
Schedule 3(d) (all such items collectively hereinafter referred to as the "Assumed Liabilities"), the Purchaser shall assume no liabilities or other obligations of


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Seller of any kind, whether commercial or otherwise, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured. Prior to closing, Seller shall provide Purchaser with a written schedule detailing the Accounts Payable and the Bank Debt as of the close of business on the previous day.

       (e) Without limiting the generality of the foregoing, except as provided to the contrary on Schedule 3(d) attached hereto, Purchaser shall not assume any obligation or liability of Seller with respect to (i) any transaction involving Seller occurring after the Closing Date; (ii) any liability of Seller for federal, state or local taxes, fees, assessments or other similar charges (including without limitation income taxes, real estate taxes, payroll taxes and sales taxes); (iii) any liability for defects in merchandise, returns or allowances arising out of products sold by Seller or services performed by Seller on or before the Closing Date, except for the obligation to credit customers for returns of merchandise made after the Closing Date in the normal course of business; (iv) any responsibility of Seller with respect to salary, wages, vacation pay, savings plans, severance pay, deferred compensation, or other obligations for the benefit of any employee of Seller, including pension benefits accrued (vested or unvested), or arising out of their employment through the Closing Date; (v) any liability or obligation incurred in connection with or related to the transfer of the Assets hereunder, including, but not limited to sales taxes, transfer taxes or stamp taxes; (vi) any liability resulting from the failure of Seller to comply with the requirements of applicable building, fire, zoning and environmental laws, laws relating to occupational health and safety and other laws applicable to Seller or the conduct of its business; (vii) any liability under any Assumed Contract arising out of Seller's failure to perform its obligations thereunder to the extent performance is due on or prior to the Closing Date; (viii) any



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liability of Seller to Seller's stockholders; or (ix) any liability of Seller arising out of any pension, profit sharing or other employee benefit plan.

IV. DOCUMENTS TO BE DELIVERED AT CLOSING

       At the Closing:

       (a) Seller shall execute and deliver to Purchaser a Bill of Sale in form and substance acceptable to Purchaser and its counsel, transferring and assigning to Purchaser all of the Assets free and clear of all defects, liens, encumbrances, charges and equities whatsoever, except for liens relating to the Bank Debt (hereinafter referred to as the "Permitted Encumbrances").

       (b) Seller shall execute or endorse and deliver to Purchaser such other duly executed separate instruments of sale, assignment or transfer as Purchaser deems reasonably required, including, but not limited to assignments of contract rights or leases in form suitable, where appropriate, for filing or recording with the appropriate governmental office or agency, including without limitation certificates of title for any motor vehicles.

       (c) Seller shall deliver to Purchaser Seller's check in the amount of Seller's total cash-on-hand and marketable securities as of the close of business on the day before the Closing Date, in keeping with Section 1(k) hereof.

       (d) Purchaser shall pay the Purchase Price for the Assets in accordance with the terms of Section 3 hereof.

       (e) Seller shall deliver to Purchaser copies, certified by the Secretary of Seller, of (i) certificates of good standing in the jurisdiction of the Seller's incorporation and in each other jurisdiction in which the Seller is doing or transacting business, and (ii) resolutions of the Board of Directors and the shareholders of Seller authorizing this Agreement and the



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other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

       (f) Purchaser shall deliver to Seller copies, certified by the Secretary of Purchaser, of (i) certificates of good standing in the jurisdiction of the Purchaser's incorporation, and (ii) resolutions of the Board of Directors of Purchaser authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

       (g) Seller shall deliver to the Purchaser all books and records of the Seller relating to the Seller's Business, the Customers, the Assets , the Receivables, and the Assumed Liabilities.

       (h) Seller shall deliver to the Purchaser all necessary consents of third parties to the execution and delivery of this Agreement and the consummation of the transactions contemplated.

       (i) Seller shall deliver to the Purchaser an opinion of Seller's counsel in form and substance satisfactory to Purchaser and its counsel.

V.     CLOSING

       The Closing of the transactions contemplated by this Agreement, shall take place on Thursday, March 13, 1997, at 2:00 p.m., at the offices of the Company in Scranton, Pennsylvania, or at such other time and place as may be agreed by the parties (said Closing and said date thereof, herein referred to as the "Closing" and the "Closing Date", respectively).


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       Seller and Purchaser represent that no further approval of their respective Boards of Directors or stockholders or any other approvals will be required to consummate the transactions contemplated herein after the parties have signed this Agreement.

VI.    CROSS INDEMNITIES

       (a) Seller, LEI, and each of the Shareholders jointly and severally hereby undertake and agree to indemnify Purchaser (and its shareholders, officers, and directors and their respective successors, heirs, personal representatives and assigns) and hold it and them harmless against and in respect of the following:

                 (i) All claims, debts, liabilities, accounts payable and obligations of Seller whether absolute or contingent, arising out of or in connection with the Assets, the Customers and the Seller's Business arising or which may arise in connection with the Seller's Business by Seller on or prior to the Closing Date, except for the Assumed Liabilities, and except for the obligation to credit customers of the Business for returns of merchandise made after the Closing Date in the normal course of business; and

                 (ii) Any products liability claim or related claim or action relating to the Business, where the occurrence giving rise to such liability, claim or action takes place on or prior to the Closing Date; and

                 (iii) Any and all loss or damage sustained by Purchaser as a result of any breach of Seller's representations, covenants and warranties contained in this Agreement; and

                 (iv) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and reasonable legal and other expenses incident to any of the foregoing.

       (b) Purchaser hereby undertakes and agrees to indemnify Seller, LEI (and their shareholders, officers, and directors and their respective successors, heirs, personal representatives and assigns) and hold them harmless against and in respect of the following:

                 (i) All claims, debts, liabilities and obligations of Purchaser whether absolute or contingent, arising out of or in connection with the Assets, the


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           Customers and the Business arising or which may arise after the
           Closing Date, including, but not limited to, the Assumed Liabilities but expressly excluding any and all claims, debts, liabilities and obligations described in Section 6(a) of this Agreement; and

                 (ii) Any products liability claim or related claim or action relating to the Business, where the occurrence giving rise to such liability, claim or action takes place after the Closing Date; and

                 (iii) Any and all loss or damage sustained by Seller as a result of any breach of Purchaser's representations, covenants and warranties contained in this Agreement; and

                 (iv) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and reasonable legal and other expenses incident to any of the foregoing.

       (c) The covenants of indemnity set forth in this Section 6 are intended by the parties to be for the benefit of each other and their respective shareholders, officers and directors and their respective successors, heirs, personal representatives and assigns. All of the covenants of indemnity set forth in this Section 6 shall be deemed renewed by the parties at the Closing as if made at such time and shall survive after the Closing Date for a period of one (1) year, except that indemnity obligations arising under Section 6(a))(ii) shall survive indefinitely.

       (d) If any legal proceeding shall be instituted or any claim or demand made against a party (the "Nondefaulting Party") by any third party in respect of which the other party (the "Defaulting Party") may be liable under the indemnity set forth in this Section 6, the Nondefaulting Party shall give written notice thereof to the Defaulting Party within 20 days following the date of which the Nondefaulting Party is informed in writing of the institution of such proceeding or receives such claim or demand. Upon receipt of such notice, the Defaulting Party shall undertake the defense of such proceeding, claim or demand through counsel selected by the Defaulting Party at its own expenses (provided

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that the Nondefaulting Party shall be entitled, at its own expense, to participate in any such legal proceeding or the negotiation and settlement thereof through counsel of its choice).

       (e) The Defaulting Party, in all cases, shall have the absolute right to settle or compromise any such proceeding, claim or demand or to refrain therefrom, provided that if the Nondefaulting Party does not consent to a settlement or compromise proposed by the Defaulting Party and agreed to by the third party, and such proceeding, claim or demand shall ultimately result in a judgment or settlement greater than the proposed settlement or compromise, the Defaulting Party shall be discharged from any liability hereunder with respect to any amount in excess of the settlement or compromise so proposed and agreed to by the third party and any expenses incurred subsequent to the date the settlement or compromise originally was so proposed and agreed to. If the Nondefaulting Party effects a settlement or compromise without the prior written consent of the Defaulting Party, the Defaulting Party shall be discharged from any liability hereunder in excess of expenses incurred prior to the date the settlement or compromise was effected by the Nondefaulting Party, provided that such expenses are reasonable in amount and were reasonably required for the Nondefaulting Party's defense against the settled or compromised claim or demand which, when it was asserted, reasonably appeared to be a liability for which the Defaulting Party would be liable to the Nondefaulting Party hereunder.

VII. COVENANTS

       (a) COVENANTS OF THE SELLER. Seller, LEI, and the Shareholders jointly and severally covenant and agree as follows throughout the period from the date hereof through and including the Closing:

                 (i) FURTHER ASSURANCE. From the date hereof, Seller shall take all such action, both before and after the Closing, as may be reasonably necessary or



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           appropriate to consummate the transactions provided for in this
           Agreement in accordance with the representations, warranties, conditions and agreements contained herein, and shall refrain from taking any action which would result in any of such representations or warranties not being true and correct, or any of such conditions not being satisfied, at the Closing.

                 (ii) CONDUCT OF BUSINESS. Seller covenants and agrees that from the date hereof through and including the Closing, Seller shall conduct its business and operations relating to the Business only in the ordinary course and in accordance with sound business practices in substantially the manner in which such business and operations have been previously conducted. Without limiting the foregoing, Seller agrees that except as provided to the contrary in Schedule 7(a), attached hereto, it will not during such period, institute any change in accounting methods or practices without Purchaser's consent, declare, set aside or pay a dividend or other distribution in respect to the capital stock of Seller, or make any direct or indirect redemption, purchase or other acquisition by Seller of any of its shares of capital stock; increase the salary or other compensation payable or to become payable by Seller to any of its officers or directors; declare, pay or commit, or become obligated to pay a bonus or other additional salary or compensation to any person; lend any amounts to any person or entity; or waive or release any right of claim of the Seller to collect any of its accounts receivable, except in the ordinary course of business.

                 (iii) NOTICE OF BREACH. To the extent Seller or any of the Shareholders obtains knowledge that any of the representations or warranties contained in Section 9 hereof would be incorrect in any material respect were those representations or warranties made immediately after such knowledge was obtained, Seller or the respective Shareholders shall notify Purchaser in writing promptly of such fact and exercise reasonable efforts to remedy same.

                 (iv) ACCESS. Seller will permit Purchaser, its counsel, its auditors and its appraisers to inspect and copy all records and documents relating to the Assets, the Customers and the Seller's Business in Seller's custody, care or control and to have access to all places of Seller's Business during regular business hours.

                 (v) AUTHORIZATION FROM OTHERS. Seller shall use its best efforts to obtain all authorizations, consents and approvals of third parties and/or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

                 (vi) CONSUMMATION OF AGREEMENT. Seller shall use its best efforts to satisfy all conditions to the Closing to the end that the transactions contemplated by this Agreement shall be fully carried out.

                 (vii) BUSINESS INTACT; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS. Seller shall use its best efforts to keep intact the Seller's Business, to keep


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           available its key employees and to maintain the goodwill of the
           Customers and suppliers and other persons having business dealings with Seller relating to the Seller's Business.

                 (viii) REGULATORY FILINGS. Seller will furnish to the Purchaser such necessary information and reasonable assistance as the Purchaser may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency. Seller agrees to timely file any information, reports, applications or notices required to be filed in connection with the transactions contemplated by this Agreement.

       (b) COVENANTS OF THE PURCHASER. Purchaser covenants and agrees as follows throughout the period from the date hereof through and including the Closing:

                 (i) FURTHER ASSURANCE. From the date hereof, Purchaser shall take all action, both before and after the Closing, as may be necessary or appropriate to consummate the transactions provided for in this Agreement in accordance with the representations, warranties, and agreements contained herein, and shall refrain from taking any action which would result in any of such representations or warranties not being true and correct at the Closing. However, nothing in this paragraph shall require Purchaser to consummate this transaction if any condition specified in Section 10(a) shall not have been satisfied or waived prior to Closing.

                 (ii) NOTICE OF BREACH. To the extent Purchaser obtains knowledge that any of the representations or warranties contained in
           Section 8 hereof would be incorrect in any material respect were those representations or warranties made immediately after such knowledge was obtained, Purchaser shall notify Seller in writing promptly of such fact and exercise its reasonable efforts to remedy same to the extent within Purchaser's control.

                 (iii) AUTHORIZATION FROM OTHERS. Purchaser shall use its best efforts to obtain all authorizations, consents and approvals of third parties and/or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

                 (iv) REGULATORY FILINGS. The Purchaser will furnish to the Seller such necessary information and reasonable assistance as the Seller may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency. Seller agrees to timely file any information, reports, applications or notices required to be filed in connection with the transactions contemplated by this Agreement.



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       (c) SPECIAL COVENANTS RELATING TO EMPLOYEES. Effective as of the Closing
Date Seller agrees to terminate all of its employees, except for any employees who by mutual agreement of the parties will not be offered employment by Purchaser. Purchaser agrees to offer employment as of the Closing Date to all present employees of Seller, on substantially the same terms regarding compensation and benefits as were provided by Seller immediately prior to the Closing, except for any employees who are also shareholders of Seller or members of their immediate families. In all cases such employment will be "at will", and except as provided to the contrary in Schedule 3(d), Purchaser will not assume any obligations to such persons relating to the period of their employment by Seller. Notwithstanding the foregoing, Purchaser shall enter into an Employment Agreement with John D. Wright.

VIII.  REPRESENTATIONS AND WARRANTIES OF PURCHASER
       Purchaser hereby represents and warrants to Seller as follows:

       (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, licensing or authorization. Purchaser has full corporate power to own or lease its properties and carry on its business as now being conducted.

       (b) Purchaser has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection herewith, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of


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

Purchaser to authorize it to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

              (c) Neither the execution and delivery nor the performance of this Agreement will (i) violate any provision of law, or any judgment, writ, injunction, decree or order of any court or other governmental authority relating to Purchaser, or (ii) violate any deed, mortgage, instrument, indenture, agreement, contract, other commitment or restriction to which Purchaser is a party or by which it is bound, or (iii) be in conflict with, or result in or constitute a breach or default (or an occurrence which by lapse of time and/or the giving of notice would constitute a breach or default), on the part of Purchaser, under any such deed, mortgage, instrument, indenture, agreement, contract, other commitment or restriction.

              (d) All of the representations and warranties set forth in this
Section 8 shall be deemed renewed by Purchaser at the Closing as if made at such time and shall survive the Closing Date for a period of one (1) year.

IX.    REPRESENTATIONS AND WARRANTIES OF SELLER, LEI,  AND THE SHAREHOLDERS

       Seller, LEI, and the Shareholders jointly and severally represent and warrant to Purchaser as follows:



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              (a) Seller is duly organized, validly existing and in good standing under the laws of Pennsylvania and is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, licensing or authorization. Seller has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection herewith and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Seller, including, if necessary, all appropriate stockholder action, to authorize it to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

              (b) Neither the execution and delivery nor the performance of this Agreement will (i) violate any provision of law, or any judgment, writ, injunction, decree or order of any court or other governmental authority relating to Seller, or (ii) violate any deed, mortgage, instrument, indenture, agreement, contract, other commitment or restriction to which Seller is a party or by which it is bound, or (iii) be in conflict with, or result in or constitute a breach or default (or any occurrence which by lapse of time and/or giving of notice would constitute a breach or default), on the part of Seller, under any such deed, mortgage, instrument, indenture, agreement, contract, other commitment or restriction, or


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(iv) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the Assets.

              (c) The Business has been conducted by Seller in accordance with all applicable laws, governmental regulations and judicial and administrative decisions, including without limiting the generality of the foregoing, laws, regulations and decisions concerning employment and environmental matters, the failure to comply with which would have a material adverse effect on Purchaser's ability to carry on the Seller's Business as now being conducted. All licenses or permits issuable by any governmental authority which are necessary for Seller's operation of the Business, if any, have been obtained and are currently in full force and effect. All such licenses and permits are freely transferrable to Purchaser without the consent of the issuing authority.

              (d) Except for those matters set forth in Schedule 9(d), there is (and has not been within the past three years) no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against or affecting Seller, or involving any of the Assets, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any product liability claim, or any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Seller's knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated. Seller is not (and has not been within the past three years) subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no replevins, attachments, or executions have been issued or are now in force against Seller. No petition in bankruptcy or receivership has ever been filed by or against Seller. Seller is not in default under any express or implied contract, agreement, lease or other arrangement, oral or written, to which Seller is a party. Neither Seller nor the other party to any of the Assumed Contracts is in default thereunder.

              (e) No consent, authorization, license, permit, order, certificate or approval which has not heretofore been obtained is required by any person, corporation, partnership, estate, trust, governmental agency or other person or entity not a party to this Agreement in connection with the transactions contemplated by this Agreement.

              (f) Seller has not received any notice from any court or governmental agency of any violation or alleged violation of any applicable laws, ordinances, regulations, rules, decrees, awards or orders enacted or entered by any federal, state or local governmental authority or court.

              (g) Seller now has, and by virtue of the deliveries made at the Closing, Purchaser will obtain good and marketable title to the Assets, free and clear of all liens, encumbrances, charges and equities of any nature whatsoever, except for the Permitted Encumbrances.

              (h) The physical properties, business and assets of Seller's business are and have been insured by such insurers, against such risks (including but not limited to products liability claims), in such amounts, and upon such terms and conditions as are disclosed in Schedule 9(h) annexed hereto and all other insurance policies and similar arrangements of Seller's business are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect as of the date of the Closing and are adequate and customary for the business currently engaged in by Seller. Seller shall exercise its reasonable efforts to execute such assignments and to take such other actions as shall in Purchaser's reasonable opinion be appropriate to ensure that Purchaser obtains the benefits of all of such policies to the extent permissible thereunder, including but not limited to reasonable notice of the cancellation or nonrenewal of any such policy of insurance for any reason.

              (i) Neither the business of Seller as conducted prior to the Closing nor the ownership or sale by Seller of any of the Assets were, are or will be in contravention of any patent, trademark, copyright or franchise agreements, licensing agreements, or other proprietary right of any third party or was, is or will be dependent for no-contravention upon the acquiescence, agreement or consent of any such third party.

              (j) Schedule 1(a) attached hereto and incorporated herein by reference sets forth all patents, patent applications, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, owned or filed by the Seller or in which the Seller has an interest and the nature of such interest. No other patent, trademark or service mark, copyright or license under any thereof, is necessary to permit the Business to be conducted as now conducted or as heretofore conducted. No person, firm or corporation has any proprietary, financial or other interest in any of such patents, patent applications, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, and there are no violations by others of any of the rights of the Seller thereunder. To the best of Seller's knowledge, Seller is not infringing upon any patent, trademark or service mark, or copyright or otherwise violating the rights of any third party. No proceedings have been instituted or are threatened, and no claim has been received by the Seller alleging any such violation, and Seller is not a party to, or bound by, any license agreement requiring payment.

              (k) Seller has delivered to Purchaser on or before the date hereof originals or copies of (1) all current written contracts and agreements with the Customers, except for purchase and sales orders made in the ordinary course of business; (2) all constituent agreements relating to any indebtedness of the Seller relating to the Business or the Assets; and (3) leases and any other material contracts by which the Seller is bound or is a party including but not limited to leases for its real property, and any contracts with any supplier or distributor of materials used in connection with the development, manufacture, marketing and sale of the Business; and (4) any other written agreements (and summaries of any oral agreements) included in the Assumed Liabilities.

              (l) Seller has no knowledge of any termination, cancellation, limitation, modification or change in the business relationship of Seller with any of its twenty largest Customers.

              (m) As of the date hereof, Seller has no liabilities of any nature, whether accrued, absolute, contingent or otherwise except (i) liabilities as shown on Schedule 9(m) as liabilities intended to be retained by Seller, and (ii) any other liabilities specifically included in the definition of Assumed Liabilities contained in Section 3(d), and listed on Schedule 3(d).

              (n) The items of Tangible Property included within the Assets to be purchased hereunder, constitute all items of Tangible Property needed for Purchaser to conduct the Business after the Closing Date as such Business has been conducted by Seller in the twenty-four months prior to the Closing Date. All of the items included in the Tangible Property have been well maintained and are in normal operating condition.

              (o) The Receivables to be assigned to Purchaser hereunder on the Closing Date will on the Closing Date each be valid and subsisting obligations owing to Seller in accordance with the respective amounts for which each receivable is carried on the books of Seller on such date. An up-to-date schedule of the receivables will be provided to Purchaser at the Closing.

              (p) Each of the items of Inventory included in the Assets sold to Purchaser hereunder will be usable or saleable by Purchaser in the ordinary course of business, without the need for any significant write-down below cost.

              (q) Seller has paid, or will cause to be paid, all income taxes, payroll and employee benefits, social security, withholding, sales, use, unemployment insurance taxes, and any and all other taxes due and payable by Seller to all municipal, state and federal governmental authorities for periods up to and including the Closing Date. To the extent any such obligations will be an obligation of the Business after the purchase of the Assets and the Business by Purchaser, and such amounts accrued during periods prior to the Closing Date, all such amounts are listed in Schedule 9(q) hereof.

              (r) All federal, state and municipal tax and information returns required to have been filed prior to the Closing Date by Seller have been duly and timely filed and each such return correctly reflects the income, franchise and other tax liability and all other information required to be reported thereon.

              (s) Since June 30, 1996, and continuing until the close of business on the Closing Date, Seller has operated the Business in the ordinary course of business, as it has been conducted in the twenty-four months prior to the Closing Date, and the Business has operated profitably during such period, at the same or greater levels of profit as have resulted during the two-year period ending June 30, 1996. Since June 30, 1996, and continuing until the close of business on the Closing Date, Seller has not directly or indirectly increased the compensation paid or payable to any of its Shareholders or employees with annual compensation of more than $30,000, and Seller has incurred no liabilities and paid no dividends or other distributions to any of its Shareholders or their immediate family members or affiliates, except for any payments of liabilities carried on the Seller's unaudited June 30, 1996 balance sheet, or payments disclosed on Schedule 9(s).

              (t) Neither this Agreement, nor any Exhibit, schedule, certificate, instrument or other document furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. There is no fact which materially adversely affects, or may materially adversely affect, the business or condition (financial or otherwise) of the Seller or any of its properties or assets which has not been set forth herein, or in an Exhibit, Schedule, certificate or other document furnished or to be furnished to Purchaser prior to the Closing Date pursuant hereto.

              (u) The foregoing representations and warranties set forth in this
Section 9 shall be deemed renewed by Seller and the Shareholders at the Closing as if made at such time and shall survive for a period of one (1) year after the Closing Date.

X.     CONDITIONS OF CLOSING

              (a) CONDITIONS TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser hereunder shall be subject to the following conditions, any one of which may be waived by Purchaser:

                   (i) All representations and warranties of Seller and the
              Shareholders contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

                  (ii) Purchaser shall have executed a lease for the real
              property presently occupied by Seller for a minimum three-year term. Such lease shall be on terms reasonably acceptable to Purchaser and its counsel, except that the rent and other financial terms specified in such lease shall be fair market rates, determined by current appraisal, which, however, shall in no event exceed the rates paid by Seller for such items during the twelve month period preceding the Closing Date.

                 (iii) During the period following execution of this Agreement, and prior to the Closing Date, Purchaser shall have been provided with reasonable access to the facilities, Customers, employees and business records of Seller, and such third parties as Purchaser deems necessary, for the purpose of conducting its due diligence, and Purchaser's due diligence conducted during this period shall not have revealed any material adverse changes in the Business, or in the prospects that Purchaser will be able to operate the Business profitably after the Closing Date. Without limiting the foregoing, Purchaser shall have been provided with up to date financial information regarding Seller for the period up and including the close of business on the day before the Closing Date, in such summary form as Purchaser shall deem reasonably necessary to analyze the financial condition and prospects of the Business as of the Closing Date. During the period immediately preceding the Closing Date, Purchaser shall have been provided with an opportunity to participate in a physical counting of the Inventory with representatives of its choice, and shall have been provided with access to Seller's employees and files for the purpose of independently determining the value of individual items of the Inventory. As a result of such investigation, Purchaser shall not have determined that a material portion of the Inventory is obsolete, or otherwise not usable or saleable in the ordinary course of business, or is not carried on the financial books and records of the company at appropriate costs. Furthermore, as a result of such inspection of such Inventory, Purchaser shall not have reasonably concluded that the assets include an unreasonably large amount of Inventory (unless justified by backlogs), or an unreasonably small amount of Inventory (except to the extent this results from unusually large sales).

                  (iv) As a result of its investigations prior to the Closing
              Date, Purchaser shall not have concluded that it no longer wishes to consummate this transaction. The parties acknowledge that a determination by Purchaser not to consummate this transactions in accordance with this paragraph may be made by Purchaser for any reason, including, but not limited to, a determination by Purchaser that the value of the Assets does not exceed the value of the Assumed Liabilities by a sufficient amount to justify the Purchase Price; that the Business has not generated levels of profitability prior to the Closing Date in amounts high enough to justify the specified Purchase Price; or that any materially adverse circumstances exist which might affect the Business or its prospects after the Closing Date.

                   (v) Purchaser shall have succeeded in obtaining financing
              from a bank or other institutional lender in a minimum amount of $1,000,000 for the purpose of consummating this transaction, on interest rates and other terms reasonably acceptable to Purchaser. Promptly after executing this Agreement, Purchaser shall make application for such financing, and if Purchaser fails to apply for such financing within thirty days after signing this Agreement, then this condition shall be deemed waived.

                  (vi) Purchaser shall have entered into an employment agreement with John D. Wright on terms reasonably acceptable to Purchaser to take effect on the Closing Date.

                 (vii) Purchaser shall have obtained audited financial
              statements for Seller covering the three-year period ending March 31, 1996 which financial statements are identical in all material respects to financial statements previously furnished to Purchaser by Seller. Promptly after execution of this Agreement, Purchaser agrees to engage a qualified accounting firm to perform such audit, and Purchaser agrees to bear the expense of such audit regardless of whether this transaction is ultimately consummated.

                (viii) Seller shall have performed all commitments hereunder up to the Closing Date and shall have tendered the required documents, instruments and certificates as set forth in Section 4 hereof.

                  (ix) No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser to own, operate or control the Assets and the Seller's Business after the Closing Date.

                   (x) All corporate action, necessary to authorize (a) the
              execution, delivery and performance by the Seller of this Agreement and any other agreements or instruments contemplated hereby or thereby to which Seller is a party and (b) the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Purchaser shall have been furnished with copies of all applicable resolutions of Seller certified by the Secretary or Assistant Secretary of the Seller.

                  (xi) The Seller shall have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies if any necessary for the communication of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

              (b) CONDITIONS TO SELLER'S OBLIGATIONS. All obligations of Seller hereunder are, at the option of Seller, subject to the conditions that, at the
Closing:

                   (i) All representations and warranties made in this Agreement by Purchaser shall be true and correct as of the Closing Date in all material respects.

                  (ii) Purchaser shall have tendered the required documents and certificates at the Closing as set forth in Section 4 hereof.

                 (iii) The payment described in Section 3 hereof due at the
              Closing shall have been paid by Purchaser.

                  (iv) All corporate action necessary to authorize (a) the
              execution, delivery and performance by Purchaser of this Agreement and any other agreements or instruments contemplated hereby to which Purchaser is a party and (b) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and the Seller shall have been furnished with copies of all applicable resolutions adopted by the board of directors of Purchaser, certified by the Secretary of Purchaser.

                   (v) Purchaser shall have repaid in full Seller's term loan and working capital line of credit with PNC Bank (the "Loans"), or Purchaser shall have assumed such Loans; provided, that in the event of the assumption by Purchaser of the Loans, Seller, the Shareholders, and any of their respective affiliates shall have been relieved of any obligations relating to the Loans.

XI.    TERMINATION OF AGREEMENT

              (a) TERMINATION. At any time prior to the Closing Date, this Agreement may be terminated (i) by the consent of the Purchaser and Seller, (ii) by the Seller if the conditions stated in Section 10(b) have not been satisfied at or prior to the Closing Date or (iii) by Purchaser if the conditions stated in Section 10(a) have not been satisfied at or prior to the Closing Date. Purchaser agrees that, in the event of the termination of this Agreement for any reason, it will return to Seller all information it has obtained with respect to the Business, and it will not divulge, indicate, use to the detriment of Seller and/or the Business, or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller relating to the Business, including personnel information, secret processes, know-how, customer lists, formulas, or other technical data.

              (b) RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 10(a) hereof have not been satisfied at or prior to the Closing, Purchaser shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 10(b) hereof have not been satisfied at or prior to the Closing, the Seller may determine to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

XII.   FINANCIAL ADVISORS

       Seller and/or the Shareholders have previously entered into an Agreement with Geneva Capital Markets Company and/or Dictor Capital Corporation regarding the sale of Seller, and Shareholders agree that they will be solely responsible for any compensation due to Geneva Capital Markets Company as a result of this transaction and/or Dictor Capital Corporation. Seller and Purchaser each acknowledge to the other that there are no other financial advisors or brokers in connection with this Agreement and agree to indemnify the other for any claims by any other financial advisors or broker in connection with this Agreement and the transactions contemplated hereby resulting from any act by such party.

XIII.  OTHER AGREEMENTS

              (a) Between the date of this Agreement and the Closing Date, neither Seller, LEI nor the Shareholders shall, directly or indirectly, negotiate with any third party regarding the merger or consolidation of Seller, or the sale of substantially all of the assets of Seller, or the sale of any capital stock of Seller. In addition, neither Seller, LEI nor any of the Shareholders shall solicit any inquiry regarding any of the foregoing from any third-party during such period. Furthermore, neither Seller, LEI nor any of the Shareholders shall during such period engage indirectly in any such activities through a finder, broker, consultant, other stockholder of Seller, or other intermediary.

              (b) Seller, LEI, and each of the Shareholders agrees that they will not, at any time within the five (5) year period immediately following the Closing Date, directly or indirectly engage in, or have any interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, creditor, consultant, or otherwise) that engages in any activity in the continental United States which is the same as, similar to, or competitive with, any activity now engaged in by the Seller; provided, however, that the covenant contained in this paragraph shall not preclude Seller, LEI or the Shareholders from owning securities of any firm or corporation which are traded on a national or public securities exchange, or "over-the-counter", unless the ownership of such securities gives any of such parties control, directly or indirectly, of at least five percent (5%) of the voting stock of such firm or corporation.

              (c) From the date of this Agreement and continuing indefinitely after the Closing Date, Seller, LEI, and the Shareholders agree not to divulge, indicate, use to the detriment of Purchaser or the Business, or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller relating to the Business, including personnel information, secret processes, know-how, customer lists, formulas, or other technical data.

              (d) Seller, LEI, and the Shareholders acknowledge that their agreements and covenants contained in this Section 13 have been materially relied upon by Purchaser in agreeing to enter into this Agreement, and that the terms of such provisions are reasonable. In the event of any breach or threatened breach by Seller, LEI or any of the Shareholders of such provisions, then in addition to any other right or remedy to which Purchaser is entitled under the terms of this Agreement or at law or in equity, the parties agree that Purchaser shall be entitled to obtain from any court of competent jurisdiction, an injunction to prevent any threatened or actual breach of such provisions.

              (e) After the Closing Date, Purchaser agrees that, should it register any shares of its common stock or other voting securities under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable legislation, as such acts may be amended from time to time in the future, then at such time it will also register the shares of common stock which are described in Section 3(a) hereof.

              (f) Purchaser acknowledges that the Shareholders have not been involved in the day-to-day operation of the Business, and the Shareholders have relied upon the information provided to them by management of Seller in joining in the representations, warranties and covenants included in this Agreement.

              (g) After the Closing, Seller, LEI and the Shareholders shall have the right to review portions of the records of the Business relating to operations prior to the Closing Date, as reasonably necessary to permit them to file necessary tax returns.

XIV. NOTICES

       Any notice or other documents to be given or delivered hereunder by any party to any other party shall be in writing and shall be delivered by express courier service, by fax transmission, or by certified mail, to the other party at the following address:

If to Purchaser:         Regency Affiliates, Inc.
                         Attention:  William  R. Ponsoldt, Sr.
                         3340 SE Federal Highway, Ste. 210
                         Stuart, Florida  34997

        Copy to:         James F. Koehler, Esq.
                         Gallagher, Sharp, Fulton & Norman
                         1501 Euclid Avenue
                         Cleveland, Ohio  44115

If to Seller or the
   Shareholders:         Rustic Crafts Co., Inc.
                         c/o Ralph J. Lomma
                         The Lomma Group
                         1120 S. Washington Avenue
                         Scranton, PA  18505

        Copy to:         Stephen A. Salvo, Esq.
                         Salvo, Russell and Fichter
                         1767 Sentry Parkway West, Suite 210
                         Blue Bell, Pennsylvania 19422

XV.  MERGER; AMENDMENT

       This Agreement, the attachments hereto and the agreements and other documents expressly referred to herein embody the entire representations, warranties, agreements and conditions in relation to the subject matter hereof, and no representation, warranty, understanding or agreement, oral or otherwise, in relation thereto exists between the parties except as herein expressly set forth. This Agreement may not be amended, augmented or terminated except as expressly provided herein or by an instrument in writing duly executed by the parties hereto.

XVI.   ASSIGNMENT

       At any time before or after the Closing, Purchaser may assign all of its rights and/or obligations under this Agreement to any person; provided, however, that any such assignment by Purchaser shall not relieve Purchaser of its obligations hereunder, and provided further, that Purchaser may only assign this Agreement to a subsidiary of Purchaser or an affiliated corporation, except with the advance written consent of Seller. This Agreement and the various rights and obligations arising hereunder shall inure only to the benefit of and be binding upon the parties hereto and their respective successors, heirs, personal representatives and permitted assigns.

XVII.  INVALIDITY

       The invalidity or unenforceability of any term or provision of this Agreement or the application of such term or provision to any person or circumstances shall not impair or affect the remainder of this Agreement and its application to other persons and circumstances, and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect.

XVIII. APPLICABLE LAW

       This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania.

XIX.  COUNTERPARTS

       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall be deemed but one and the same instrument.

XX.  SURVIVAL

       The representations and warranties of the Purchaser and Seller set forth in Sections 8 and 9 of this Agreement, the indemnities set forth in Section 6 of this Agreement, and the covenants set forth in Section 7(a), (b) and (c), and
Section 12 of this Agreement, shall survive the execution and delivery of this Agreement for a period of one (1) year after the Closing Date. The provisions of
Section 13 shall survive for the periods therein indicated.

XXI.   CAPTIONS

       The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretations of any provision of this Agreement.

       IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

                                             RUSTIC CRAFTS CO., INC.

                                             By: /s/ John D. Wright
                                                --------------------------------

                                             Title: President
                                                   -----------------------------

                                             /s/ Ralph J. Lomma
                                             -----------------------------------
                                             Ralph J. Lomma, Individually

                                             /s/ Joyce J. Lomma
                                             -----------------------------------
                                             Joyce J. Lomma, Individually

                                             /s/ Anthony C. Lomma
                                             -----------------------------------
                                             Anthony C. Lomma, Individually

                                             LOMMA ENTERPRISES, INC.

                                             By: /s/ Ralph J. Lomma
                                             -----------------------------------

                                             Title: President
                                                   -----------------------------
                                             REGENCY AFFILIATES, INC.

                                             By: /s/ William R. Ponsoldt
                                               --------------------------------

                                             Title: Chairman
                                                   ----------------------------

                               INDEX TO SCHEDULES

Schedule 1(a)              -        Trade Names, Patents and Trademarks
Schedule 1(f)              -        Assumed Contracts
Schedule 3(d)              -        Additional Assumed Liabilities
Schedule 7(a)              -        Exceptions to Section 7(a)
Schedule 9(d)              -        Litigation
Schedule 9(h)              -        Insurance
Schedule 9(m)              -        Seller's Retained Liabilities
Schedule 9(q)              -        Accrued Liabilities of the Business
Schedule 9(s)              -        Exceptions to Section 9(s)

                 ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT
                 -----------------------------------------------

         This Assignment and Assumption of Purchase Agreement (the "Assignment") is made and entered into as of the 17th day of March 1997, by and between Regency Affiliates, Inc., a Delaware corporation ("Assignor") and Rustic Crafts International, Inc., a Delaware corporation ("Assignee"), based upon the following.

         A. Assignor has agreed with Rustic Crafts Co., Inc., a Pennsylvania corporation ("Seller") to purchase substantially all the assets and assume certain of the liabilities of Seller, pursuant to a certain Asset Purchase and Sale Agreement executed by Seller on February 27, 1997 (such Agreement hereinafter referred to as the "Purchase Agreement").

         B. Assignee is a wholly-owned subsidiary of Assignor.

         C. Assignor wishes to assign Assignor's rights and interest in and to the Purchase Agreement to Assignee, and Assignee wishes to complete such assignment, and to assume the obligations of Assignor under the Purchase Agreement.

         D. Seller has joined in executing this document solely for purposes of indicating its consent to the above assignment.

         NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Assignment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Assignor and Assignee hereby agree as follows:

         1. Assignor hereby transfers and assigns to Assignee, all of Assignor's right, title, and interest in, to and under the Purchase Agreement.

         2. Assignee hereby accepts the transfer and assignment of Assignor's interest in the Purchase Agreement.

         3. Assignee hereby assumes and agrees to be bound by the terms and provisions of the Purchase Agreement as if Assignee were an original party thereto, and to perform all of the obligations of Assignor thereunder when due.

         4. Assignor agrees that it shall not be relieved of liability for the performance of its obligations under the Purchase Agreement, notwithstanding the assignment to Assignee hereunder, but that Assignor shall nonetheless remain jointly liable to Seller for the full and complete performance of Purchaser's obligations under the Purchase Agreement.

         5. This Agreement is governed by the laws of the state of Pennsylvania.

         The parties hereto have executed this Assignment as of the day and year first above written.

                                       ASSIGNOR:

                                       REGENCY AFFILIATES, INC.

Witnesses:

J. Jandrlich                           By: /s/ William R. Ponsoldt
----------------------------              --------------------------------------

                                       Title: Chairman
----------------------------                  ----------------------------------

                                       ASSIGNEE:

                                       RUSTIC CRAFTS INTERNATIONAL, INC.

Martin J. Craffey                      By: /s/ William R. Ponsoldt
----------------------------              --------------------------------------

                                       Title: Chairman
----------------------------                  ----------------------------------

                                       SELLER:

                                       RUSTIC CRAFTS CO., INC.

J. Jandrlich                          By: /s/ John D. Wright
----------------------------              --------------------------------------

                                          Title: President
----------------------------                     -------------------------------